EXHIBIT 11

                    HEALTHSOUTH Corporation and Subsidiaries

                  COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                   (In Thousands, Except for Per Share Data)




                                                Three Months Ended            Six Months Ended
                                                    June 30,                      June 30,
                                               ---------------------         -------------------

                                                1995          1994            1995          1994
                                              --------      --------        --------      -------
PRIMARY:
Weighted average common shares outstanding      80,045        75,088          79,849       74,779
Net effect of dilutive stock options             7,204         9,371           7,397        9,195
                                              --------      --------        --------      -------
  Total Common and Common Equivalent Shares     87,249        84,459          87,246       83,974
                                              ========      ========        ========      =======
Net income/(loss)                             $ (2,071)      $16,236         $17,777      $29,226
                                              ========      ========        ========      =======
Net income/(loss) per common and common
     equivalent share                         $   0.02)      $  0.19         $  0.20      $  0.35
                                              ========      ========        ========      =======





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